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                                                                EXHIBIT 10.10

Amendment to Scanlube Shareholders' Agreement, dated as of August 19, 1997, by and between Preem Petroleum AB, Hydro Texaco Holdings A/S, and Goteborgs Smormedelsfabrik
                                  (Scanlube) AB
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         Preem Petroleum AB ("Preem"), Reg. No. 556072-6977, Hydro Texaco
         Holdings A/S ("Hydro Texaco"), Reg. No. A/S 219.683 and Goteborgs Smorjmedelsfabrik (Scanlube) AB ("Scanlube"), Reg. No. 556287-6481 hereby in writing confirm the following agreement concluded between the parties in July 1996 and recorded in a letter of 31 July 1996 from Preem and Hydro Texaco to the European Commission in
         Case No. IV/E-3/35841.


         1.     BACKGROUND

         Preem and Hydro Texaco concluded on 22 November 1995 inter alia a Shareholders' Agreement and on the same day an Operating and Supply Agreement was concluded between Preem, Hydro Texaco and Scanlube. The agreements were notified, as a part of a structural joint venture, to the European Commission on 30 November 1996. After discussions with the Commission the Parties decided to modify the two agreements.


         2.     THE SHAREHOLDERS' AGREEMENT

         Preem and Hydro Texaco have agreed to modify the Shareholders' Agreement as follows

         - delete in Art. 1.2 the sentence "The Company may also produce other automotive-related chemicals, such as coolants and wiper fluid, and other chemicals, when agreed by the Shareholders, which agreement shall not be unreasonably withheld.";

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         -     delete in Art. 9.4, paragraph 1 the words "in order to achieve economies of scale" and the words "in excess of SEK 1 000 000 per year", thus the concerned sentences will thereafter read:

               "It is the aim of the Company to produce and sell lubricants of such formulations as will be purchased by both Shareholders."

               "Any net extra costs incurred by the Company in connection with the production and sales of such different formulations shall be borne by the Shareholder requesting the change.";

         -     delete Art. 11;

         - delete in Art. 14.2 the words "treated as variable and shall be" and "in proportion to liftings on a calendar month basis" and ", coolants or other chemicals" with a full stop after "seed oils", thus the concerned sentence will thereafter read:

               "Subject to Article 9.3 hereof, all costs for the operations of the Company, including but not limited to costs for financing, administrative overhead, services from Texaco Limited (which include license fees to Texaco Development Corporation) and from Texaco Services (Europe) Ltd. and Oleum, shall be covered by the Shareholders except that no license fees under the agreements listed in Article 12.2 shall be included in computing costs related to the production of rape seed oils."; and

         -    substitute Art. 17.1 for the following text:

              Article 17.1
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              The aim of the cooperation between the parties concerning the
              Scanlube plant is set by this Agreement and adjoining documents and is to allow each party to acheive, through cost efficient production at the plant a significantly lowered production cost, it being understood that no party shall bear the cost of the other party when taking out volumes from the plant.

               Article 17.2

               The parties commit themselves to support the aim of the investment in Scanlube without their freedom of business being impaired, subject however to the provisions of Article 7.1 in Appendix E.

         3.    THE OPERATING AND SUPPLY AGREEMENT


         Preem, Hydro Texaco and Scanlube have agreed to modify the Operating and Supply Agreement as follows

         - amend Art. 7.1 after "required" with the following words "as working instruments",

               thus the concerned sentence will thereafter read:

               "In order to operate Scanlube on an efficient and economic basis, periodic forecasting and an annual budget are required as working instruments.";

         - let the headline of Art. 8 read "Units prices" instead of "Units costs"; and

         -     in Art. 8.2

               o substitute the words "A unit cost (product price) system will --" for "A unit price system will operate --",
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               o  delete the paragraph (b), and

               o delete in (c) the words "a", "cost" and the brackets around price and add an "s" to list so that the text reads "lists by",

               thus Article 8.2 will thereafter read:

               "A unit price system will operate to allow the Shareholders to identify raw material components, blending, packaging, handling and loading charges. Product cost will be built up for each product package combination each month (more often if warranted by raw material fluctuations):

               (a) the values for raw materials are determined as the sum of the value of each component material based on the most recent invoice for that component material and exchange rates from the last day of the prior month.

               (b)   (reserved)

               (c) Scanlube will prepare complete product price lists by package type and this will be available monthly to Shareholders.".


         4.     MISCELLANEOUS

         Articles 18, 21, 23 and 24 of the Shareholders' Agreement shall apply to this Agreement.


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         This Agreement has been executed in three originals of which each party has taken one copy.

         Stockholm 19/8  1997

         PREEM PETROLEUM AB


         /s/ Freddie Linder  /s/ Per Behm
         -------------------------------------

         Copenhagen      1997

         HYDRO TEXACO HOLDINGS A/S


         /s/ Olav Hermo  /s/ John Ottestad
         -------------------------------------

         Goteborg  19/8  1997

         GOTEBORS SMORJMEDELSFABRIK (SCANLUBE) AB


          /s/ Olav Hermo   /s/ Per Behm
          ------------------------------------